EXHIBIT 99.1




HOLLYWOOD ENTERTAINMENT CORPORATION TO SELL $200,000,000 OF 10-5/8% SENIOR SUBORDINATED NOTES IN A RULE 144A OFFERING

PORTLAND, Ore., Aug. 8 /PRNewswire/ -- Hollywood Entertainment Corporation (Nasdaq:HLYW) announced today that it has entered into an agreement to sell $200 million aggregate principal amount of 10-5/8% Senior Subordinated Notes due 2004 (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The price to the initial purchasers of the Notes will be 97% of the principal amount. The Company intends to use the net proceeds from the sale of the Notes to repay the amount outstanding under the Company's existing revolving credit facility ($130.0 million at June 30, 1997), to fund expansion and for working capital and other general corporate purposes.

The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof. This news release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Hollywood Entertainment Corporation owns and operates 661 video retail superstores in 33 states as of June 30, 1997 and is the second largest Video retailer in the United States, with revenue of $347.7 million for the twelve months ended March 31, 1997.